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                                                                     Exhibit 8.1




                                           November 25, 1996




To:      The Allstate Corporation
         2775 Sanders Road
         Northbrook, IL  60062-6127

         Allstate Financing I
         c/o The Allstate Corporation
         2775 Sanders Road
         Northbrook, IL  60062-6127


Ladies and Gentlemen:

                 We have acted as special counsel for The Allstate Corporation, a Delaware corporation (the "Company"), and Allstate Financing I, a statutory business trust organized under the Business Trust Act of the State of Delaware (Chapter 38, Title 12, of the Delaware Code, 12 Del. C. Sections 3801, et seq.) (the "Series A Issuer"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), of a registration statement on Form S-3 dated as of August 27, 1996 (the "Registration Statement") (including the amendment to the Registration Statement, dated September 30, 1996, and the prospectus dated October 1, 1996, as supplemented by the prospectus supplement dated November 20, 1996 contained in the Registration Statement (as so supplemented, the "Final Prospectus")) relating to the public offering of up to 23,000,000 of the Series A Issuer's 7.95% Cumulative Quarterly Income Preferred Securities (liquidation preference $25 per preferred security) (the "Series A QUIPS"), representing undivided beneficial interests in the assets of the Series A Issuer.
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November 25, 1996
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                 The Series A QUIPS are guaranteed (the "Preferred Securities
Guarantee") by the Company with respect to the payment of distributions and payments upon liquidation, redemption and otherwise pursuant to, and to the extent set forth in, the Preferred Securities Guarantee Agreement, dated as of November 25, 1996 ("Preferred Securities Guarantee Agreement"), between the Company and State Street Bank and Trust Company, a Massachusetts banking corporation, as guarantee trustee, for the benefit of the holders of the Series A QUIPS.

                 In connection with the issuance of the Series A QUIPS, the Series A Issuer is also issuing its common securities (liquidation amount of $25 per common security) (the "Common Securities"), representing common undivided beneficial ownership interests in the assets of the Series A Issuer.

                 The Series A QUIPS are being issued pursuant to the Amended and Restated Declaration of Trust of the Series A Issuer, dated as of November 25, 1996 (the "Declaration"), among the Company, as Depositor, State Street Bank and Trust Company, as Property Trustee (the "Property Trustee"), Delaware Trust Capital Management, Inc., as Delaware trustee (the "Delaware Trustee"), and the Regular Trustees named therein.

                 The entire proceeds from the sale of the Series A QUIPS and the Series A Common Securities are to be used by the Series A Issuer to purchase 7.95% Junior Subordinated Deferrable Interest Debentures due on December 31, 2026 (which date may be (i) shortened to a date not earlier than November 25, 2001 or (ii) extended to a date not later than December 31, 2045 if certain conditions are met) (the "Series A QUIDS") to be issued by the Company. The Series A QUIDS are to be issued pursuant to an indenture, dated as of November 25, 1996 (the "Subordinated Indenture"), between the Company and the State Street Bank and Trust Company, as trustee (the "Debenture Trustee"), and a supplement to the Subordinated Indenture, dated as of November 25, 1996 (the "Supplemental Indenture" and, together with the Subordinated Indenture or supplements thereto, the "Indenture"), between the Company and the Debenture Trustee.

                 In connection with the issuance pursuant to the Registration Statement, you have requested that we render
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November 25, 1996
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the opinion set forth below.  In connection with rendering our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Company's Quarterly Report on Form 10-Q for the period ending September 30, 1996; (iii) the certificate of trust (the "Certificate of Trust") filed by the Series A Issuer with the Secretary of the State of Delaware on August 21, 1996;
(iv) the Declaration (including the designation of the terms of the Series A QUIPS and the Series A Common Securities annexed thereto); (v) the Preferred Securities Guarantee Agreement; (vi) the Indenture; (vii) the form of Series A QUIDS and a specimen certificate thereof; (viii) a copy of the Underwriting Agreement, dated November 20, 1996 (the "Underwriting Agreement"), and the Pricing Agreement, dated November 20, 1996 (the "Pricing Agreement"), each among Goldman, Sachs & Co., Dean Witter Reynolds Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, PaineWebber Incorporated, Prudential Securities Incorporated and Smith Barney Inc., as representatives of the several Underwriters (the "Representatives"); (ix) the form of the Series A QUIPS; and (x) such other records and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all records and documents submitted to us as originals, the conformity to original records and documents of all records and documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company. In rendering this opinion, we have assumed that the transactions were consummated in accordance with the descriptions thereof set forth in such records and documents and that such records and documents accurately reflect the material facts of the transactions. Our opinion is limited to legal rather than factual matters.
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November 25, 1996
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                 In rendering our opinion, we have relied upon the Internal
Revenue Code of 1986, as amended, Treasury Regulations, legislative history, judicial authorities, published positions of the Internal Revenue Service and such other authorities as we have considered relevant, all in effect as of the date hereof and all of which are subject to change or differing interpretation (possibly on a retroactive basis). There can be no assurances, moreover, that the opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

                 On the basis of and subject to the foregoing, we are of the opinion that the discussion set forth in the Final Prospectus under the heading "Certain Federal Income Tax Consequences," to the extent it constitutes matters of law or legal conclusions, is correct in all material respects.

                 We express no opinion as to any United States federal tax consequences other than as set forth in this letter or as to any tax consequences under state, local or foreign law. We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement. We also consent to the reference to our firm under the headings "Certain Federal Income Tax Consequences" and "Validity of Securities" in the Registration Statement. In giving each such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

                                                   Very truly yours,

                                                   /s/ Skadden, Arps, Slate,
                                                   Meagher & Flom (Illinois).